Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. RECEIVES NOTICE FROM NASDAQ

CLEVELAND, Ohio...December 8, 2008...DATATRAK International, Inc. (Nasdaq: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today announced that it received a notice from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market (“NASDAQ”), dated December 2, 2008, indicating that the the Company had not demonstrated compliance with the minimum $2.5 million stockholders’ equity requirement for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(3) (the “Rule”). As a result, the Company’s securities are subject to delisting from The NASDAQ Capital Market. This notice follows the Company’s previous announcement on August 22, 2008 that it had received notification from the Staff stating that the Company did not comply with the Rule and requesting that the Company, in accordance with NASDAQ rules, provide a plan to regain compliance.

The Company intends to request a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) to present its plan to regain compliance. The hearing request will stay the delisting of the Company’s common stock pending the Panel’s decision following the hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Capital Market.

About DATATRAK International, Inc.

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, and Bryan, Texas. Its common stock is listed on the NASDAQ stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; delisting of the Company’s common shares from the Nasdaq Capital Market; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all-inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT FOR DATATRAK:

Jeffrey A. Green, Pharm.D., FCP Chief Executive Officer DATATRAK International, Inc. 440/443-0082 x112	Ray Merk Chief Financial Officer DATATRAK International, Inc. 440/443-0082 x181